UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 15, 2018

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(346) 241-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2018, AMID Merger LP (“AMID Merger Sub”), a wholly-owned, indirect subsidiary of American Midstream Partners, LP (“AMID”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Sunoco, LLC (“Sunoco”), a subsidiary of Sunoco LP. Upon the terms and subject to the conditions set forth in the Purchase Agreement, AMID Merger Sub has agreed to sell to Sunoco 100% of the membership interests in AMID Refined Products, LLC (“AMID Refined Products”), which indirectly owns two refined products terminals in North Little Rock, Arkansas and Caddo Mills, Texas (the “Refined Products Terminals”), for an aggregate purchase price of $125.0 million, plus balance sheet cash at closing, less the repayment of all indebtedness, and subject to working capital adjustments (the “Transaction”).

The closing of the Transaction is subject to satisfaction or waiver of certain conditions, including: (i) subject to specified materiality standards, the accuracy of the representations and warranties of each party; (ii) compliance by each party in all material respects with its covenants; (iii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iv) there being no law or injunction prohibiting the consummation of the Transaction.

AMID Merger Sub and Sunoco have made customary representations and warranties in the Purchase Agreement. The Purchase Agreement also contains customary covenants and agreements, including covenants and agreements relating to: (i) the conduct of businesses during the interim period between the execution of the Purchase Agreement and consummation of the Transaction; and (ii) the efforts of the parties to cause the Transaction to be completed, including actions which may be necessary to cause the expiration or termination of the waiting period under the HSR Act. Subject to certain limitations on liability contained in the Purchase Agreement, AMID Merger Sub has agreed to indemnify Sunoco for breaches of representations and warranties, covenants and certain liabilities, including certain pre-closing tax matters and any liabilities of AMID Refined Products or its subsidiaries unrelated to the business of the Refined Products Terminals as conducted as of the consummation of the Transaction.

The Purchase Agreement contains certain termination rights for both AMID Merger Sub and Sunoco including, but not limited to, the right to terminate the Purchase Agreement in the event that (i) the Transaction has not been consummated on or before December 31, 2018 or (ii) under certain conditions, if there has been a breach of certain representations and warranties or a failure to perform any covenant by the other party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed with AMID’s Annual Report on Form 10-K for the year ending December 31, 2018. It is not intended to provide any other factual information about AMID, AMID Merger Sub, Sunoco or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by each of the applicable parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may be made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMID, AMID Merger Sub, Sunoco or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in AMID’s public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

	By:	/s/ Eric Kalamaras
		Name:	Eric Kalamaras
		Title:	Senior Vice President and Chief Financial Officer

November 21, 2018